Exhibit 99.1

Alder BioPharmaceuticals® Reports Fourth Quarter and Full Year 2018 Financial and Operating Results

- Completes eptinezumab’s Biologics License Application (BLA) submission -

- Remains on track for eptinezumab’s commercial launch in Q1-2020 -

- Strengthens leadership team with the appointments of Carlos Campoy as Chief Financial Officer and Dr. Paul Streck as Chief Medical Officer -

- Strong cash position to meet projected operating requirements into 2020 and the anticipated launch of eptinezumab -

- Conference call today at 5:00 p.m. ET -

BOTHELL, Wash., February 25, 2019 – Alder BioPharmaceuticals, Inc. (NASDAQ:ALDR), a biopharmaceutical company focused on developing novel therapeutic antibodies for the treatment of migraine, today provided a corporate update and reported its financial results for the fourth quarter and full year ended December 31, 2018. Alder also noted that it announced the completion of its Biologics License Application (BLA) submission for eptinezumab, the company’s investigational monoclonal antibody (mAb) for migraine prevention targeting the calcitonin gene-related peptide and lead commercial candidate, with the Food and Drug Administration (FDA) on February 22, 2019.

“2018 was a seminal year for Alder, capped by the completion of eptinezumab’s BLA submission to the FDA last week,” said Bob Azelby, president and chief executive officer of Alder. “We achieved all of the significant milestones we targeted for the year including positive top-line data from our PROMISE 2 Phase 3 clinical trial and positive PROMISE 1 and PROMISE 2 Phase 3 data demonstrating sustained or increased migraine prevention following subsequent infusions, as well as positive results from a pharmacokinetic study, to name a few. The achievement of these milestones further demonstrates eptinezumab’s differentiated profile, which we believe will allow Alder to compete in the highly impacted migraine patient segment.”

Mr. Azelby added, “As we look ahead to 2019, we continue to make substantial progress advancing our supply chain, building commercial inventory, expanding our commercial and operational infrastructure, and executing on key pre-launch initiatives to enable a successful commercial launch of eptinezumab in the first quarter of 2020, if approved. Additionally, consistent with our commitment to forever change migraine treatment and give patients their lives back, we are focused on advancing our pre-clinical candidate, ALD1910. The totality of our pre-clinical data to date gives us confidence that we will be positioned to initiate a first in-human clinical trial by the end of 2019.”

2019 Highlights and Upcoming Milestones

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On February 22, Alder announced it completed its BLA submission for eptinezumab with the FDA. The BLA submission was supported by positive results from Alder’s two positive Phase 3 trials of eptinezumab, positive results from an open-label safety study and a pharmacokinetic (PK) comparability study, and chemistry, manufacturing, and controls (CMC) data packages.

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Alder remains on track for the potential commercial launch of eptinezumab in the first quarter of 2020, and continues to advance its manufacturing and commercial readiness activities in anticipation of launch. Currently, Alder is advancing its supply chain, building commercial inventory, continuing to build out its commercial and operational infrastructure, and executing against other key pre-launch initiatives.

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Alder continues to advance its pre-clinical candidate, ALD1910, a monoclonal antibody targeting PACAP-38 (pituitary adenylate cyclase-activating peptide-38). ALD1910 is currently undergoing Investigational New Drug (IND)-enabling preclinical studies and Alder expects to initiate its first in-human clinical study by the end of 2019.

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In January, Alder announced the appointment of Dr. Paul Streck as Chief Medical Officer. He brings more than 25 years of experience in drug development, regulatory and medical affairs leadership across both large and small publicly traded biopharmaceutical companies. Dr. Streck previously served as Chief Medical Officer at Insmed Incorporated, where he played an instrumental role as a member of the executive leadership team and successfully led the Arikayce® regulatory filing, approval and launch.

2018 Company Milestones

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In December, Alder announced the appointment of Carlos Campoy as Chief Financial Officer. He brings nearly 30 years of financial leadership and expertise across global publicly-traded companies, including more than 20 years in the biopharmaceutical and healthcare sectors. Mr. Campoy previously served as Vice President of Finance, International at Allergan plc, where he had financial responsibility for $3B in sales and drove significant growth across all product divisions, including Neurosciences and BOTOXÒ.

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In October, Alder announced positive results from a comparative PK study that supported the comparability evaluation of the clinical supply for eptinezumab and its planned commercial supply. Both the primary and key secondary PK results met the standard pre-specified acceptance criteria for drug product comparability.

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In June, new data from Alder’s PROMISE 1 and PROMISE 2 Phase 3 clinical trials for eptinezumab in episodic and chronic migraine patients, respectively, were presented at the American Headache Society Meeting. The new data highlighted the strength of eptinezumab’s efficacy data by showing sustained or increased efficacy following subsequent quarterly administrations of eptinezumab.

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In April, new data from Alder’s PROMISE 1 Phase 3 clinical trial for eptinezumab in episodic migraine patients were presented at the 70th Annual AAN Meeting. The new data demonstrated long-term and sustained or further increased efficacy in episodic migraine following the third and fourth quarterly infusion, as well as increased migraine-free intervals and improved quality of life outcomes.

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Also in the second quarter of 2018, Alder completed a one-year safety study of eptinezumab, which generated favorable safety and tolerability data and demonstrated a favorable safety profile consistent with previous eptinezumab studies.

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In January, Alder announced eptinezumab significantly reduced migraine risk and met the primary and all key secondary endpoints in its pivotal PROMISE 2 Phase 3 clinical trial for chronic migraine prevention.

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Also in January 2018, Alder entered into a settlement and global license agreement with Teva Pharmaceuticals International GmbH, which provided clarity regarding Alder’s freedom to develop, manufacture and commercialize eptinezumab in the U.S. and globally.

Fourth Quarter and Year-End 2018 Financial Results

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As of December 31, 2018, Alder had $412.4 million in cash and cash equivalents, short-term investments and restricted cash, compared to $484.7 million as of Sept. 30, 2018 and compared to $286.2 million as of December 31, 2017.

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Research and development expenses for the fourth quarter ended December 31, 2018 totaled $64.4 million, compared to $44.7 million for the same period in 2017. For the full year 2018, research and development expenses totaled $239.1 million, compared to $252.9 million for the full year 2017. The year-over-year decrease was primarily due to lower clinical trial costs in 2018 as a result of the completion of several clinical trials.

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General and administrative expenses for the fourth quarter ended December 31, 2018 totaled $13.0 million, compared to $10.3 million for the same period in 2017. For the full year 2018, general and administrative expenses totaled $47.5 million, compared to $38.1 million for the full year 2017. The year-over-year increases reflect Alder’s continued commitment to advance the eptinezumab program and position Alder for commercialization.

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Net loss applicable to common stockholders for the fourth quarter ended December 31, 2018 totaled $81.5 million, or $1.19 per share, compared to net loss of $54.4 million, or $0.80 per share on a fully-diluted basis, for the same period in 2017. For the full year 2018, net loss applicable to common stockholders totaled $331.9 million, or $4.87 per share on a fully-diluted basis, compared to net loss of $288.9 million, or $4.95 per share, for the full year 2017.

Financial Outlook

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Alder expects full-year 2019 net cash used in operating activities and purchases of property and equipment will be in the range of $285 to $315 million dollars. The majority of the spend is focused on ensuring that Alder is prepared for the potential launch of eptinezumab in the first quarter of 2020, including advancing eptinezumab’s supply chain, building commercial inventory, continuing to build out Alder’s commercial footprint and other pre-launch market readiness activities.

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Alder believes its available cash, cash equivalents, short-term investments and restricted cash will be sufficient to meet the company’s projected operating requirements into 2020 and the anticipated launch of eptinezumab.

Conference Call and Webcast

Alder will host a conference call today at 5:00 p.m. ET to discuss these financial results and recent corporate highlights. The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers and providing conference ID number 7655239. The webcast will be broadcast live and can be accessed from the Events & Presentations page in the Investors section of Alder’s website at www.alderbio.com. The webcast will be available for replay following the call for at least 30 days.

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals is a clinical-stage biopharmaceutical company focused on transforming the migraine treatment paradigm through the discovery, development and commercialization of novel therapeutic antibodies. Alder’s lead product candidate, eptinezumab, is a monoclonal antibody (mAb) that inhibits calcitonin gene-related peptide (CGRP) and is currently in late-stage clinical development for the prevention of migraine. Unlike other CGRP inhibitors, eptinezumab was specifically designed as an infusion therapy to address significant patient need. Alder is also developing ALD1910, a preclinical mAb that inhibits pituitary adenylate cyclase-activating polypeptide-38 (PACAP-38) for migraine prevention. For more information, please visit www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements relating to: the potential approval by the FDA of the BLA submission for eptinezumab; the anticipated commercial launch of eptinezumab and Alder’s progress with advancing manufacturing, commercial readiness and other activities and initiatives to prepare for such launch; Alder’s ability to compete in the highly impacted migraine patient segment; the clinical, therapeutic and commercial potential of eptinezumab and ALD1910; Alder’s commitment to forever change migraine treatment and give patients their lives back; the development of ALD1910, including the planned initiation of a first in human clinical trial; the anticipated benefits to Alder under its settlement and global license agreement with Teva Pharmaceuticals International GmbH; and Alder’s financial outlook, including the expected range of full-year 2019 net cash used in operating activities and purchases of property and equipment and Alder’s belief that its available cash, cash equivalents, investments and restricted cash will be sufficient to meet the company’s projected operating requirements into 2020 and the anticipated launch of eptinezumab. Words such as “on track,” “projected,” “anticipated,” “differentiated,” “believe,” “will,” “continue,” “enable,” “confidence,” “expects,” “clarity,” “outlook,” “sufficient,” or other similar expressions, identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements in this press release are based upon Alder's current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation: the clinical, therapeutic and commercial value of eptinezumab and ALD1910; risks and uncertainties related to regulatory application, review and approval processes and Alder's compliance with applicable legal and regulatory requirements; risks and uncertainties relating to the manufacture of eptinezumab; risks related to the potential failure of ALD1910 to demonstrate safety and efficacy in clinical testing; Alder's ability to conduct clinical trials and studies of ALD1910 sufficient to achieve a positive completion; the availability of data at the expected times; Alder's ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; the uncertain timing and level of expenses associated with Alder's development and commercialization activities; the sufficiency of Alder's capital and other resources; market competition; changes in economic and business conditions; and other factors discussed under the caption "Risk Factors" in Alder's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the Securities and Exchange Commission (SEC) on February 25, 2018, and is available on the SEC's website at www.sec.gov. Additional information will also be set forth in Alder's other reports and filings it will make with the SEC from time to time. The forward-looking statements made in this press release speak only as of the date of this press release. Alder expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Alder's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)
	December 31	December 31,
	2018	2017

Cash, cash equivalents, investments and restricted cash	$412,369	$286,240
Prepaid expenses and other assets	13,870	16,896
Total assets	$426,239	$303,136

Convertible notes, net of discount	$182,104	$—
Other liabilities	30,404	23,861
Convertible preferred stock	103,755	—
Total stockholders’ equity	109,976	279,275
Total liabilities, convertible preferred stock and stockholders’ equity	$426,239	$303,136

Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31		December 31
	2018	2017	2018	2017

Revenues
Collaboration and license agreements	$—	$936	$—	$1,619
Operating expenses
Cost of sales	—	936	—	1,619
Research and development	64,449	44,749	239,108	252,902
General and administrative	12,973	10,337	47,474	38,102
Total operating expenses	77,422	56,022	286,582	292,623
Loss from operations	(77,422)	(55,086)	(286,582)	(291,004)
Other income (expense), net	(2,667)	729	(9,847)	2,125
Net loss	$(80,089)	$(54,357)	$(296,429)	$(288,879)
Dividends on convertible preferred stock	(1,381)	—	(6,045)	—
Deemed dividend on convertible preferred stock related to accretion of beneficial conversion feature	—	—	(29,460)	—
Net loss applicable to common stockholders	$(81,470)	$(54,357)	$(331,934)	$(288,879)
Net loss per share applicable to common stockholders - basic and diluted	$(1.19)	$(0.80)	$(4.87)	$(4.95)
Weighted average number of common shares used in net loss per share - basic and diluted	68,345,744	67,780,176	68,099,105	58,347,284

Investor Relations Contact:

Michael Schaffzin

Stern Investor Relations, Inc.

212-362-1200

michael@sternir.com

Media Contact:

Ashley Cadle

TogoRun

a.cadle@togorun.com

310.463.0143

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